FIXED INCOME

Amended and Restated

Multiple Class of Shares Plan for

Fidelity Funds with ETF, Retail, Retirement and/or Advisor Classes

Dated May 14, 2026

This Amended and Restated Multiple Class of Shares Plan (the “Plan”), when effective in accordance with its provisions, shall be the written plan contemplated by Rule 18f-3 under the Investment Company Act of 1940 (the “1940 Act”) for the portfolios (each, a “Fund”) of the respective Fidelity Trusts (each, a “Trust”) as listed on Schedule I to this Plan.

1. Classes Offered. Each Fund may offer up to nine classes of its shares: Class A, Class M, Class C, Class I, Class K, Class K6, Class Z, ETF Class, and a retail class. Unless otherwise indicated, for purposes of the Plan, the term Fidelity Advisor Fund includes any Fidelity fund that offers Advisor classes of shares and the term “retail class” includes Investor, Institutional Premium, Premier, and Premier II classes.

ETF Class shares can be purchased and redeemed directly from the Fund at net asset value only by “Authorized Participants” in large increments called “Creation Units.” An Authorized Participant is a member or participant of a clearing agency registered with the Securities and Exchange Commission that has a written agreement with a Fund or one of its service providers that allows the Authorized Participant to place orders for the purchase and redemption of Creation Units. ETF Class shares are listed and traded on an exchange, and individual ETF Class shares may only be bought and sold in the secondary market through a broker or dealer at market price.

2. Distribution and Shareholder Service Fees. Distribution fees and/or shareholder service fees shall be calculated and paid in accordance with the terms of the then-effective plan pursuant to Rule 12b-1 under the 1940 Act for the applicable class. Distribution and shareholder service fees currently authorized are as set forth in Schedule I to this Plan.

3. Conversion Privileges. Retail class, Class A, Class M, Class C, and Class I shares will be converted into Class K shares of the same Fund if Class K is offered as an investment option under an employer-sponsored retirement plan (“Retirement Plan”). If a Retirement Plan is no longer eligible to offer Class K shares, Class K shares may be converted into another class of shares of the same Fund offered as an investment option under the Retirement Plan.  Any conversion effected under the immediately preceding sentence will be preceded by written notice to the investor.

Retail class, Class A, Class M, Class C, and Class I shares will be converted into Class Z shares of the same Fund if Class Z is offered as an investment option under a Retirement Plan. If a Retirement Plan is no longer eligible to offer Class Z shares, Class Z shares may be converted into another class of shares of the same Fund offered as an investment option under the Retirement Plan.  Any conversion effected under the immediately preceding sentence will be preceded by written notice to the investor.

Retail class, Class A, Class M, Class C, Class I, Class K and Class Z shares will be converted into Class K6 shares of the same Fund if Class K6 is offered as an investment option under a Retirement Plan. If a Retirement Plan is no longer eligible to offer Class K6 shares, Class K6 shares may be converted into another class of shares of the same Fund offered as an investment option under the Retirement Plan.  Any conversion effected under the immediately preceding sentence will be preceded by written notice to the investor.

Retail class, Class K, and Class K6 shares will be converted into Freedom Premier Class shares of the same Fund if Freedom Premier Class is offered as an investment option under a Retirement Plan. If a Retirement Plan is no longer eligible to offer Freedom Premier Class shares, Freedom Premier Class shares may be converted into another class of shares of the same Fund offered as an investment option under the Retirement Plan. Any conversion effected under the immediately preceding sentence will be preceded by written notice to the investor.

Retail class, Class A, Class M, Class C, Class I, Class K, Class Z, and Class K6 shares will be converted into Freedom Blend Premier Class shares of the same Fund if Freedom Blend Premier Class is offered as an investment option under a Retirement Plan. If a Retirement Plan is no longer eligible to offer Freedom Blend Premier Class shares, Freedom Blend Premier Class shares may be converted into another class of shares of the same Fund offered as an investment option under the Retirement Plan.  Any conversion effected under the immediately preceding sentence will be preceded by written notice to the investor.

Investor class shares will be converted into Institutional Premium shares of the same Fund if Institutional Premium is offered as an investment option under a Retirement Plan. Investor and Institutional Premium class shares will be converted into Freedom Index Premier shares of the same Fund if Freedom Index Premier is offered as an investment option under a Retirement Plan. Investor, Institutional Premium, and Freedom Index Premier class shares will be converted into Freedom Index Premier II shares of the same Fund if Freedom Index Premier II is offered as an investment option under a Retirement Plan. If a Retirement Plan is no longer eligible to offer Institutional Premium, Freedom Index Premier, or Freedom Index Premier II shares, Institutional Premium, Freedom Index Premier, and/or Freedom Index Premier II shares may be converted into another class of shares of the same Fund offered as an investment option under the Retirement Plan. Any conversion from Institutional Premium, Freedom Index Premier, or Freedom Index Premier II shares to another class of shares of the same Fund will be preceded by written notice to the investor.

After a maximum holding period of eight years from the initial date of purchase, Class C shares convert automatically to Class A shares of the same Fund. Simultaneously, a portion of the Class C shares purchased through the reinvestment of Class C dividends or capital gains distributions (“Dividend Shares”) will also convert to Class A shares. The portion of Dividend Shares that will convert at that time is determined by the ratio of converting Class C non-Dividend Shares held by a shareholder to that shareholder’s total Class C non-Dividend Shares.

Subject to the requirements set forth in a Fund’s prospectus, a shareholder may convert shares of a class of a Fund into ETF Class shares of the same Fund (if available), provided that: (i) the shares to be converted are held through a plan or account that permits ETF Class share conversions; and (ii) following the conversion, the shareholder will hold ETF Class shares through an eligible brokerage account.

All conversions pursuant to this section 3 shall be made on the basis of the relative net asset values of the two classes, without the imposition of any sales load, fee, or other charge except a Fund may charge an administrative fee to process a conversion of shares to ETF Class shares in compliance with Rule 11a-3 under the 1940 Act.

4. Exchange Privileges. Exchanges are subject to minimum investment limitations and other eligibility requirements of the applicable class of shares of each Fund.

Class A: Shares of Class A may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class A; (ii) Daily Money Class shares of any other Fidelity Fund; and (iii) the same Fidelity Advisor Fund: Class Z or Class I.

Class M: Shares of Class M may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class M; (ii) Fidelity Government Money Market Fund - Advisor M Class; and (iii) the same Fidelity Advisor Fund: Class A, Class Z, or Class I.

Class C: Shares of Class C may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class C; (ii) Fidelity Treasury Money Market Fund - Advisor C Class; and (iii) subject to any applicable sales load, the same Fidelity Advisor Fund: Class A, Class M, Class Z, or Class I.

Class I: Shares of Class I may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class I; (ii) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds; and (iii) subject to any applicable sales load, the same Fidelity Advisor Fund: Class A, or Class Z, if no longer eligible for Class I.

Class K: Shares of Class K may be exchanged for shares of any class of a Fidelity Fund available through an investor’s Retirement Plan or certain Fidelity health savings accounts that are made available through employers.

Class K6: Shares of Class K6 may be exchanged for shares of any class of a Fidelity Fund available through an investor’s Retirement Plan.

Class Z: Shares of Class Z may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class Z; (ii) any class of a Fidelity Fund available through an investor’s Retirement Plan, and (iii) subject to any applicable sales load, the same Fidelity Advisor Fund: Class A or Class I, if no longer eligible for Class Z.

ETF Class: Shares of ETF Class may not be exchanged for shares of any class of a Fidelity Fund.

A Retail Class: A retail class of a Fidelity Advisor Fund or a Fidelity Retail Fund may be exchanged for (i) shares of any Fidelity Retail Fund or class offering an exchange privilege to other Fidelity Retail Funds or classes, or (ii) if held through a Retirement Plan, shares of any class of a Fidelity Fund available through an investor’s Retirement Plan.

Fidelity Mortgage Securities Fund: Shares of Fidelity Mortgage Securities Fund may be exchanged for shares of (i) Class I of the same fund; and (ii) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds.

5. Allocations. Income, gain, loss and expenses shall be allocated under this Plan as follows:

A. Class Expenses: The following expenses shall be allocated exclusively to the applicable specific class of shares: (i) distribution and shareholder service fees; (ii) transfer agent fees; (iii) management fees charged at the class level; and (iv) ETF Class listing fees.

B. Fund Income, Gain, Loss and Expenses: Income, gain, loss and expenses not allocated to specific classes as specified above shall be charged to the Fund and allocated daily to each class of an equity fund in a manner consistent with Rule 18f-3(c)(1)(i) and of a fixed-income and money market fund in a manner consistent with Rule 18f-3(c)(1)(iii), provided, in each case, that state or “blue sky” registration fees are not allocated to the ETF Class. As necessary to limit class net asset value per share divergences and ensure that the annualized rates of return of the classes generally differ only to the extent of the expense differentials among the classes, dilution caused by share purchases and redemptions, booking of trades, and accrual of expenses based on prior-day net assets shall be allocated to each class based on relative net assets. In addition, with respect to Funds that declare dividends on a daily basis for non-ETF classes and on a monthly basis for the ETF Class (a “Daily/Monthly Dividend Fund”), income, realized capital gains and losses, and unrealized appreciation and depreciation are allocated on the basis of an allocation ratio as described in the exemptive order, as may be amended, pursuant to which a Fund offering an ETF Class operates. Expenses not allocated to specific classes of a Daily/Monthly Dividend Fund are also allocated on the basis of the allocation ratio.

6. Voting Rights. Each class of shares governed by this Plan (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

7. Effective Date of Plan. This Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not “interested persons” of the Trust, which vote shall have found that this Plan as proposed to be adopted, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

8. Amendment of Plan. Any material amendment to this Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not “interested persons” of the Trust, which vote shall have found that this Plan as proposed to be amended, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

9. Severability. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

10. Limitation of Liability. Consistent with the limitation of shareholder liability as set forth in each Trust’s Declaration of Trust or other organizational document, any obligations assumed by any Fund or class thereof, and any agreements related to this Plan shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and shall not constitute obligations of any other Fund or class of shares. All persons having any claim against a Fund, or any class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, class or Fund; nor shall such person seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust.